LETTER OF INTENT

The purpose of this Letter of Intent is to establish the basic points of agreement between Vinyl Trends, Inc., hereinafter referred to as “Seller”, and 360 Interchange, Inc., hereinafter referred to as “Buyer”, concerning the formalizing of their relationship such that Buyer will purchase all of the shares of Seller as set forth below. It is agreed that this instrument represents an outline for discussion and an aid for the composition of a formal and binding agreement between these parties. It is not intended that this instrument will be a binding agreement.

1. Structure of Transaction: This will be a transaction in which Buyer will acquire all the shares of a converted unlimited liability corporation of the Seller, hereinafter referred to as the “Business”. Buyer shall be entitled to have the shares transferred into Buyer’s own name or a separate entity as it shall elect.

2. Cash Payment: At closing, Seller shall receive Buyer’s promissory note in the sum of CDN $600,000. The payment terms will be CDN $150,000 within four months of closing and the balance of CDN $450,000 payable in quarterly installments of CDN $37,500 commencing three months after the initial payment. Interest will not accrue on said sum.

3. Share Issuance: Buyer shall agree to issue and Seller shall receive common stock in Buyer with a value totaling USD $5,000,000, with a cap of 5,000,000 shares. The value of common shares that Buyer will issue to Seller will be reduced by $5,000,000 minus five times the after-tax net income (in U.S. Dollars) of Seller for the year ended December 31, 2007 and prepared pursuant to US Generally Accepted Accounting Principles with no increase or decrease for income or expense items outside the ordinary course of business. In particular, but not so as to limit the foregoing, future year sales will not be treated as current year sales and expenditures on capital assets will be amortized over their useful life. Subject to pre-approval by Buyer, certain Seller’s expenses incurred in 2007 which will not benefit 2007 but will benefit 2008 and beyond may be excluded from the net income amount. The number of shares to be issued to Seller will be based on the value as determined by the formula mentioned formerly divided by the share value of Buyer on February 15, 2008. The shares will be issued to Seller at the later of February 16, 2008 or the close of Buyer's audit of the Business’ December 31, 2007 financial statements if Buyer elects to have the Business audited by outside auditors.

4. Employment Agreement: This sale is contingent upon Buyer and Seller’s principals, Rob Kuepfer and Shannon Kuepfer, entering into employment agreements for 2007 and a minimum of five years commencing January 1, 2008. It is understood the employment agreement with Rob Kuepfer will include a base salary of USD $100,000. Rob will be entitled to receive 10% of the net income of the Business for calendar year 2008 that is in excess of USD $250,000 net income. Rob will receive 300,000 stock options, subject to the terms of the Buyer’s stock option agreement. Both of the Kuepfers will be agreeing to restrictive covenants to not compete. The agreements will also entail Rob Kuepfer buying key man life insurance as of the effective date of the transaction and for the term of the employment agreement with limits to be agreed upon between the parties. Rob’s completion of a full five years of employment is pivotal to the value of the Business to Buyer and the agreement will contain an appropriate adjustment to the purchase price for the Business should Rob fail to complete his performance for reasons within or beyond his control. Buyer is also intending to employ other existing employees of the Business and include them in Buyer’s stock option incentive plan for employees.

Letter of Intent -1-	Davis, Hearn, Saladoff BRIDGES & VISSER A Professional Corporation 515 EAST MAIN STREET ASHLAND, OREGON 97520 (541) 482-3111 FAX (541) 488-4455 www.davishearn.com

5. Audits and Records: Buyer shall be entitled to audit all of Seller’s financial statements and financial records for the fiscal years ending July 31, 2004 to the present and Seller will fully cooperate in that regard. Seller shall also provide to Buyer detailed inventory listings and Buyer shall be entitled to audit inventory amounts with observation and testing by Buyer’s auditors. All of these audits will be at Buyer’s expense.

6. Closing: This transaction shall close in escrow at __________________________ on
______________, 2007. Buyer shall receive possession of the Business, and be entitled to all income therefrom, effective _____________.

7. Indemnification: Seller will indemnify and hold Buyer harmless from all liability and claims which arise as a result of acts or omissions of Seller in connection with the operation of the Business. In particular, this indemnification will include protection against all claims of patent violation, copyright infringement, and unfair trade practices of any sort. The indemnification will include reimbursement of all costs of defense incurred by Buyer.

8. Confidentiality: It is agreed that the composition and performance of this agreement will entail substantial sharing of information needed to be kept confidential and neither party will divulge any information received to third parties without the prior written consent of the party providing the confidential information.

9. Representations: Seller represents that it has the unencumbered right to make this sale and that it has clear title to all assets comprising the Business. Seller has not received any notice of violation of the laws of any government entity affecting the Business or its operation. There are no claims, suits, or other proceedings pending or, to the best of Seller’s knowledge, threatened against or affecting the Business. Seller is duly incorporated and in good standing under the laws of the province of Ontario, Canada. The officers executing this document have full authority and legal capacity to execute same. All financial records delivered are accurate and complete to the best knowledge of Seller.

10. Operation of the Business: Prior to closing, and until possession of the Business is delivered to Buyer, Seller will operate the Business in the usual manner and endeavor to maintain good relations with employees, suppliers, and customers.

DATED this 8th day of February 2007.

Vinyl Trends, Inc.	360 Interchange, Inc.

By:_/S/ VINYL TRENDS, INC.	By: /S/ 360 INTERCHANGE, INC.

Letter of Intent -2-	Davis, Hearn, Saladoff BRIDGES & VISSER A Professional Corporation 515 EAST MAIN STREET ASHLAND, OREGON 97520 (541) 482-3111 FAX (541) 488-4455 www.davishearn.com